October 20, 2005

Edward J. Swotek, Senior Vice President

Immediately

Third Quarter 2005 Earnings Per Share Up 50 Percent at TierOne Corporation Setting New Quarterly EPS Record

LINCOLN, NE – October 20, 2005 — TierOne Corporation (NASDAQ: TONE) (“Company”), the holding company for TierOne Bank (“Bank”), recorded a 50.0 percent increase in quarterly diluted earnings per share of $0.51 for the three months ended September 30, 2005 compared to $0.34 for the same period one year ago.

For the nine months ended September 30, 2005, the Company reported diluted earnings per share of $1.40, a 41.4 percent increase, compared to $0.99 earned during the same period in 2004.

Highlights from the third quarter of 2005 included:

•	Loan originations, excluding warehouse lines of credit, totaled $461.3 million, an 88.8 percent increase compared to the same period one year ago;
•	Net loans increased $50.8 million to $2.9 billion at September 30, 2005 compared to June 30, 2005;
•	Net interest income rose 41.5 percent to a record $26.7 million compared to $18.9 million for the same period in 2004;
•	Deposit fees increased 25.7 percent to $3.8 million compared to $3.0 million for the comparable period in 2004; and
•	The Company recently announced plans to expand its retail bank office network in the Omaha and Hastings, Nebraska markets.

“Income generated from our core operations continues to establish record-breaking results and enhanced shareholder value,” said Gilbert G. Lundstrom, chairman and chief executive officer. “TierOne Bank’s asset mix allows us to manage our balance sheet performance while building a strong platform for future profitable growth and expansion.”

When measured on a quarter-over-comparable quarter basis, the Company has achieved eight consecutive quarters of double-digit earnings per share growth.

Synopsis of Third Quarter and Year-to-Date 2005 Performance

Net Interest Income

Net interest income for the three months ended September 30, 2005 was $26.7 million, an increase of $7.8 million or 41.5 percent, compared to $18.9 million for the same period one year ago. For the nine months ended September 30, 2005, net interest income increased $23.0 million, or 42.8 percent, to $76.7 million compared to $53.7 million for the first nine months of 2004. Growth in net interest income for the three and nine month periods ended September 30, 2005 was primarily attributable to continued growth in the Bank’s net loans receivable combined with increases in the yields on interest-earning assets.

Net interest margin increased to 3.55 percent for the three months ended September 30, 2005 compared to 3.25 percent for the same period in 2004. Average interest rate spread also increased to 3.29 percent for the three months ended September 30, 2005 compared to 3.00 percent for the same three month period one year ago. The Bank’s continued focus on growing its loan portfolio with higher yielding, shorter-term loans is primarily responsible for the increases in both net interest margin and average interest rate spread.

Noninterest Income

Noninterest income for the three months ended September 30, 2005 grew $1.3 million, or 24.8 percent, to $6.6 million compared to $5.3 million for the three months ended September 30, 2004. Growth in noninterest income on a quarter-over-quarter basis resulted from a $769,000 increase in deposit fees, a $232,000 increase in lending and non-deposit related fees, a $74,000 recapture of previous mortgage servicing rights (“MSR”) impairments rather than a $150,000 MSR impairment recorded in the September 30, 2004 quarter and a $145,000 net gain on loans held for sale. These increases were partially offset by a $149,000 increase in MSR amortizations.

For the first nine months of 2005, the Company earned $18.9 million in noninterest income, an increase of $1.9 million, or 11.1 percent, compared to $17.0 million for the same period in 2004. Contributing to the period-over-period growth in noninterest income was a $2.5 million increase in deposit fees and a $1.7 million increase in non-deposit and lending-related fees. These increases were partially offset by $1.5 million reduction in other operating income due primarily to a one-time gain in early 2004 from the Bank’s merger of its defined benefit pension plan with an unrelated third-party plan and a $947,000 reduction in recapture of previous MSR impairments.

Noninterest Expense

For the three months ended September 30, 2005, total noninterest expense amounted to $18.0 million compared to $14.5 million for the same period in 2004. The increase in noninterest expense was driven primarily by increases of $1.5 million in employee compensation and benefit expense, $1.3 million in other operating expense and a $475,000 increase in occupancy expense. In large part, the increase in noninterest expense was attributable to the Company’s August 2004 acquisition of United Nebraska Financial Co. and United Nebraska Bank.

Noninterest expense for the nine months ended September 30, 2005 totaled $53.7 million compared to $40.5 million for the first nine months of 2004. Increases in 2005 year-to-date noninterest expense were the result of a $6.3 million increase in employee compensation and benefit expense, a $4.6 million increase in other operating expense, a $1.6 million increase in occupancy expense and a $726,000 increase in advertising expense. These increases were again due primarily to the United Nebraska acquisition.

Asset Quality

Non-performing assets at September 30, 2005 amounted to $16.3 million, or 0.50 percent of total assets, compared to $10.6 million, or 0.35 percent of total assets, at December 31, 2004. At September 30, 2005, non-performing loans were $13.8 million, or 0.48 percent of total loans, compared to $10.2 million, or 0.39 percent of total loans, at December 31, 2004. A majority of the increase in non-performing loans and assets resulted from payment defaults on $5.6 million of seasoned loans for tax-advantaged affordable housing units.

Loan charge-offs, net of recoveries, for the three months ended September 30, 2005 were $591,000 compared to $427,000 for the same period one year ago. The majority of the loans charged off during the latest quarter were consumer-related loans.

The Bank’s provision for loan losses was $1.7 million for the three months ended September 30, 2005 compared to $922,000 for the same three-month period in 2004. The allowance for loan losses as a percent of net loans at September 30, 2005 was 1.02 percent compared to 1.01 percent at year-end 2004.

Consolidated Statements of Financial Condition

Total assets at September 30, 2005 were $3.2 billion, a $198.2 million or 6.5 percent increase from December 31, 2004. Contributing to the 2005 year-to-date growth was a $230.9 million increase in net loans partially offset by a $29.6 million reduction in investment and mortgage-backed securities.

At September 30, 2005, the Company’s total liabilities amounted to $2.9 billion, an increase of $176.7 million, or 6.4 percent, from December 31, 2004. The growth in total liabilities during the first nine months of 2005 was primarily driven by a $115.3 million increase in retail deposits and a $114.5 million increase in advances from the Federal Home Loan Bank and other borrowings. This growth was partially offset by a $46.6 million decline in brokered time deposits.

Stockholders’ equity at September 30, 2005 rose $21.5 million, or 7.8 percent, to $298.6 million compared to $277.0 million at year-end 2004. The increase resulted primarily from record year-to-date net income of $23.3 million. The Bank continues to earn a “well-capitalized” regulatory rating by maintaining sufficient capital levels to exceed all federally-mandated requirements.

The Company made no additional stock repurchases during the three months ended September 30, 2005 except for a diminimous number of shares to support employee benefit programs. Nearly 1.7 million shares of the Company’s stock remain eligible for repurchase in accordance with a repurchase plan approved by the Company’s Board of Directors in July 2004. Over 4.4 million shares have been repurchased from the date of the Company’s inception.

Shareholders of record at September 15, 2005 were paid a $0.06 per share cash dividend on September 30, 2005. This dividend was the Company’s seventh consecutive quarterly cash dividend.

Other Developments

To increase retail deposits, the Company announced in early October plans to expand its retail bank office franchise in Omaha and Hastings, Nebraska. The expansion plans include adding a new bank office and lending center to be located in a vibrant commercial/residential corridor in northwest Omaha and to relocate the Bank’s existing Hastings office into a newly constructed and expanded facility. Both new offices will utilize a state-of-the-art, “Bank-of-the-Future” retail concept which the Bank has deployed in other suburban and regional growth center markets. The new Omaha office, the eleventh in the metropolitan area, is scheduled to open in early 2006. The Hastings office is expected to be completed in the spring of 2006.

Corporate Profile

TierOne Corporation is the parent company of TierOne Bank, a $3.2 billion federally chartered savings bank and the largest financial institution headquartered in Lincoln, Nebraska. Established in 1907, TierOne Bank offers customers a wide variety of full-service consumer, commercial and agricultural banking products and services through a network of 68 banking offices located in Nebraska, Iowa and Kansas and eight loan production offices located in Arizona, Colorado, Florida, Minnesota and North Carolina.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates or other competitive factors which could affect net interest margins, net interest income and noninterest income; changes in demand for loans, deposits and other financial services in the Company’s market area; changes in asset quality and general economic conditions; unanticipated issues associated with the execution of the Company’s strategic plan; unanticipated issues relating to the construction of the Company’s new banking offices in Omaha and Hastings, Nebraska; as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

TierOne Corporation
Consolidated Statements of Financial Condition
September 30, 2005 (Unaudited) and December 31, 2004

(Dollars in thousands, except per share data)	September 30, 2005	December 31, 2004
ASSETS
Cash and cash equivalents	$62,313	$70,030
Investment securities:
Held to maturity, at cost which approximates fair value	114	126
Available for sale, at fair value	111,306	127,757
Mortgage-backed securities, available for sale, at fair value	23,003	36,175
Loans receivable:
Net loans (includes loans held for sale of $11,617 and $11,956
at September 30, 2005 and December 31, 2004, respectively)	2,885,887	2,654,986
Allowance for loan losses	(29,447)	(26,831)

Net loans after allowance for loan losses	2,856,440	2,628,155

Federal Home Loan Bank stock	57,743	54,284
Premises and equipment, net	37,001	38,220
Accrued interest receivable	18,668	15,573
Goodwill	42,283	42,283
Other intangible assets, net	10,483	11,877
Other assets	26,946	23,601

Total assets	$3,246,300	$3,048,081

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$1,933,456	$1,864,761
Advances from Federal Home Loan Bank and other borrowings	956,177	841,666
Advance payments from borrowers for taxes, insurance and
other escrow funds	19,194	26,565
Accrued interest payable	6,928	6,308
Accrued expenses and other liabilities	31,988	31,758

Total liabilities	2,947,743	2,771,058

Stockholders' equity:
Preferred stock, $0.01 par value. 10,000,000 shares
authorized; none issued	--	--
Common stock, $0.01 par value. 60,000,000 shares authorized;
18,146,740 and 18,287,811 shares issued and outstanding
at September 30, 2005 and December 31, 2004	226	226
Additional paid-in capital	357,879	355,986
Retained earnings, substantially restricted	66,776	46,263
Treasury stock, at cost; 4,428,335 and 4,287,264 shares at
September 30, 2005 and December 31, 2004, respectively	(101,671)	(98,254)
Unallocated common stock held by Employee Stock
Ownership Plan	(13,545)	(14,674)
Unearned common stock held by Management
Recognition and Retention Plan	(10,074)	(12,229)
Accumulated other comprehensive loss, net	(1,034)	(295)

Total stockholders' equity	298,557	277,023

Total liabilities and stockholders' equity	$3,246,300	$3,048,081

TierOne Corporation
Consolidated Statements of Income (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2005	2004	2005	2004
Interest income:
Loans receivable	$44,208	$29,741	$122,303	$83,978
Investment securities	2,001	1,343	6,131	3,173
Other interest-earning assets	--	31	--	31

Total interest income	46,209	31,115	128,434	87,182

Interest expense:
Deposits	10,909	6,926	29,740	18,458
Advances from Federal Home Loan Bank
and other borrowings	8,604	5,329	21,961	14,981

Total interest expense	19,513	12,255	51,701	33,439

Net interest income	26,696	18,860	76,733	53,743
Provision for loan losses	1,691	922	4,402	2,961

Net interest income after provision
for loan losses	25,005	17,938	72,331	50,782

Noninterest income:
Fees and service charges	5,291	4,215	15,306	12,025
Income (loss) from real estate operations, net	14	32	6	(77)
Net gain (loss) on sales of:
Investment securities	1	--	14	312
Loans held for sale	552	407	1,525	1,428
Real estate owned	(1)	46	49	90
Gain on pension plan curtailment	--	--	--	1,456
Other operating income	747	592	2,017	1,794

Total noninterest income	6,604	5,292	18,917	17,028

Noninterest expense:
Salaries and employee benefits	10,457	8,924	30,861	24,596
Occupancy, net	2,186	1,711	6,312	4,728
Data processing	517	549	1,510	1,516
Advertising	944	785	3,152	2,426
Other operating expense	3,847	2,535	11,852	7,236

Total noninterest expense	17,951	14,504	53,687	40,502

Income before income taxes	13,658	8,726	37,561	27,308
Income tax expense	5,095	3,239	14,212	10,186

Net income	$8,563	$5,487	$23,349	$17,122

Net income per common share, basic	$0.53	$0.34	$1.44	$1.01

Net income per common share, diluted	$0.51	$0.34	$1.40	$0.99

Dividends declared per common share	$0.06	$0.05	$0.17	$0.15

Average common shares outstanding, basic (000's)	16,226	16,059	16,191	16,999

Average common shares outstanding, diluted (000's)	16,728	16,301	16,637	17,310

TierOne Corporation
Selected Financial and Other Data

(Dollars in thousands)	September 30, 2005	December 31, 2004
Selected Financial and Other Data:
Total assets	$3,246,300	$3,048,081
Cash and cash equivalents	62,313	70,030
Investment securities:
Held to maturity, at cost which approximates fair value	114	126
Available for sale, at fair value	111,306	127,757
Mortgage-backed securities, available for sale, at fair value	23,003	36,175
Loans receivable:
Loans held for sale	11,617	11,956
Total loans receivable	3,489,391	3,077,254
Unamortized premiums, discounts and deferred loan fees	4,888	7,228
Undisbursed portion of construction and land
development loans in process	(620,009)	(441,452)

Net loans	2,885,887	2,654,986
Allowance for loan losses	(29,447)	(26,831)

Net loans after allowance for loan losses	2,856,440	2,628,155

Deposits	1,933,456	1,864,761
Advances from Federal Home Loan Bank and other borrowings	956,177	841,666
Stockholders' equity	298,557	277,023
Average interest-earning assets (year-to-date)	2,903,431	2,344,795
Average interest-bearing liabilities (year-to-date)	2,637,875	2,069,741
Nonperforming loans	13,757	10,232
Nonperforming assets	16,290	10,614
Allowance for loan losses	29,447	26,831
Nonperforming loans as a percent of net loans	0.48%	0.39%
Nonperforming assets as a percent of total assets	0.50%	0.35%
Allowance for loan losses as a percent of
nonperforming loans	214.05%	262.23%
Allowance for loan losses as a percent of net loans	1.02%	1.01%

	Three Months Ended September 30,		Nine Months Ended September 30,
Selected Operating Ratios:	2005	2004	2005	2004
Average yield on interest-earning assets	6.14%	5.37%	5.90%	5.27%
Average rate on interest-bearing liabilities	2.85%	2.37%	2.61%	2.32%
Average interest rate spread	3.29%	3.00%	3.29%	2.95%
Net interest margin	3.55%	3.25%	3.52%	3.25%
Average interest-earning assets to average
interest-bearing liabilities	109.95%	112.06%	110.07%	114.97%
Net interest income after provision for loan
losses to noninterest expense	139.30%	123.68%	134.73%	125.38%
Total noninterest expense to average assets	2.24%	2.36%	2.31%	2.34%
Efficiency ratio (1)	52.53%	59.47%	54.67%	57.03%
Return on average assets	1.07%	0.89%	1.00%	0.99%
Return on average equity	11.65%	8.28%	10.86%	8.12%
Average equity to average assets	9.18%	10.79%	9.25%	12.16%
Return on tangible equity (2)	13.98%	8.83%	13.12%	8.28%

(1)	Efficiency ratio is calculated as total noninterest expense, less amortization expense of intangible assets, as a percentage of the sum of net interest income and noninterest income.

(2)	Return on tangible equity is calculated as annualized net income as a percentage of average stockholders’ equity adjusted for goodwill and other intangible assets.

TierOne Corporation
Loan Portfolio Composition

The following table shows the composition of our loan portfolio by type of loan at the dates indicated.

	September 30, 2005		December 31, 2004
(Dollars in thousands)	Amount	%	Amount	%
Real estate loans:
One-to-four family residential (1)	$414,697	11.84%	$418,270	13.54%
Second mortgage residential	180,660	5.16	255,222	8.26
Multi-family residential	179,781	5.13	142,454	4.61
Commercial real estate and land	623,043	17.80	597,114	19.33
Residential construction	889,172	25.40	601,075	19.46
Commercial construction	359,827	10.28	282,399	9.14
Agriculture	58,691	1.68	66,830	2.16

Total real estate loans	2,705,871	77.29	2,363,364	76.50

Business loans	163,608	4.67	142,675	4.62

Agriculture - operating	67,920	1.94	71,223	2.31

Warehouse mortgage lines of credit	155,418	4.44	132,928	4.30

Consumer loans:
Home equity	62,509	1.78	56,441	1.83
Home equity line of credit	145,588	4.16	142,725	4.62
Home improvement	71,697	2.05	73,386	2.37
Automobile	87,497	2.50	80,512	2.61
Other	40,900	1.17	25,956	0.84

Total consumer loans	408,191	11.66	379,020	12.27

Total loans	3,501,008	100.00%	3,089,210	100.00%

Unamortized premiums, discounts
and deferred loan fees	4,888		7,228
Undisbursed portion of construction and
land development loans in process	(620,009)		(441,452)

Net loans	2,885,887		2,654,986
Allowance for loan losses	(29,447)		(26,831)

Net loans after allowance for loan losses	2,856,440		2,628,155

(1) Includes loans held for sale	$11,617		$11,956

CONTACT:	Edward J. Swotek, Senior Vice President Investor Relations Department (402)473-6250 investorrelations@tieronecorp.com

# # #